Exhibit 5.1
Law Offices
Baker, Donelson, Bearman, Caldwell & Berkowitz
A Professional Corporation
First Tennessee Building
165 Madison Avenue
Suite 2000
Memphis, Tennessee 38103
(901) 526-2000
Facsimile
(901) 577-2303
July 7, 2008
Kirkland’s, Inc.
805 N. Parkway
Jackson, TN 38305
Ladies and Gentlemen:
     We have acted as special counsel to Kirkland’s, Inc., a Tennessee corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of the proposed sale by certain shareholders (the “Selling Shareholders”) of up to 2,641,032 issued and outstanding shares (the “Shares”) of the Company’s common stock, no par value (“Common Stock”), pursuant to a Registration Statement on Form S-3, as amended (the “Registration Statement”), initially filed with the Securities and Exchange Commission on or about July 7, 2008.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Company’s Amended and Restated Charter and By-Laws, as in effect on the date hereof; (iii) a specimen certificate representing shares of Common Stock; and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, the Selling Shareholders and others. In addition, we have assumed the conformity of the certificates representing the Shares to the form of the specimen thereof examined by us and the due execution and delivery of such certificates.
     Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.
     The foregoing opinion is based on and limited to the law of the State of Tennessee, and we express no opinion as to the laws of any other jurisdiction.
     This opinion has been prepared by us, as the Company’s special counsel, solely for its use in connection with the filing of the Registration Statement and should not be quoted in whole

Kirkland’s, Inc.
July 7, 2008

or in part or otherwise referred to, nor filed with or furnished to any governmental agency or other person or entity without the prior written consent of this firm.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, a professional corporation
By:	/s/ Robert J. DelPriore
Robert J. DelPriore
Authorized Representative